                        Section 240.14a-101 Schedule 14A.
                    Information required in proxy statement.
                            Schedule 14A Information
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                   [ ]  Confidential, for Use of
                                                        the Commission Only
                                                        (as permitted by Rule
                                                        14a-6(e)(2))

[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                            UNITED NATIONAL BANCORP
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

(1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

     (5)  Total fee paid:

-------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

          (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

          (3)  Filing Party:

          ----------------------------------------------------------------------

          (4)  Date Filed:

          ----------------------------------------------------------------------

                         [UNITED NATIONAL BANCORP LOGO]
                    1130 Route 22 East, Post Office Box 6000
                          Bridgewater, New Jersey 08807

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 15, 2003

                            ------------------------

     United National Bancorp, a New Jersey corporation, will hold its Annual Meeting of Shareholders at the Raritan Valley Community College, Grand Conference Room, Route 28 & Lamington Road, North Branch, New Jersey on April 15, 2003, at 10:00 a.m. local time for the following purposes:

               1. To elect six persons to serve as directors for the terms specified in the proxy statement.

               2. To transact such other business as may properly come before the annual meeting.

     We have fixed the close of business on February 26, 2003 as the record date for determining the shareholders entitled to vote at the annual meeting and any adjournments or postponements of the meeting. Only holders of record of common stock at the close of business on that date are entitled to notice of and to vote at the meeting. A list of those shareholders will be available at the meeting.

     A copy of our Annual Report on Form 10-K (without exhibits) may be obtained by writing Ralph L. Straw, Jr., Vice President, General Counsel & Secretary, United National Bancorp, P.O. Box 6000, 1130 Route 22 East, Bridgewater, New Jersey 08807-0010, or by calling 908-429-2409.

                                     By Order of the Board of Directors


                                     Ralph L. Straw, Jr.
                                     Vice President, General Counsel & Secretary

Bridgewater, New Jersey
March   , 2003

SHAREHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE CORPORATION. IF YOU ATTEND THE MEETING, YOU MAY SUPERSEDE YOUR EXECUTED PROXY BY VOTING IN PERSON.

                               THE ANNUAL MEETING

Date, Time and Place

     This document solicits, on behalf of the Board of Directors of United National Bancorp, proxies to be voted at the annual meeting and at any adjournments or postponements thereof. The meeting is scheduled to be held:

     Tuesday, April 15, 2003
     10:00 A.M.
     Raritan Valley Community College
     Grand Conference Room
     Route 28 & Lamington Road
     North Branch, New Jersey

     This proxy statement is first being mailed on or about March __, 2003.

Purpose

     At the meeting, shareholders will consider and vote on:

     o    election of six directors to the United Board

     o    any other matters that may properly be brought before the meeting.

Board Recommendation

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF MANAGEMENT'S NOMINEES TO THE UNITED BOARD.

Record Date; Required Vote

     The Board has fixed the close of business on February 26, 2003 as the record date for the annual meeting. Only holders of record of common stock at that time will be entitled to receive notice of, and to vote at, the meeting. On
the record date, there were         shares of United common stock outstanding
and entitled to vote at the meeting. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting. Directors will be elected by a plurality of the votes cast.

     WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE WHITE PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED.

Voting Rights; Proxies

     If you properly complete the white proxy card and send it to United in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. IF YOU SEND UNITED A WHITE PROXY CARD THAT DOES NOT INSTRUCT THE PROXYHOLDERS HOW TO VOTE, YOUR SHARES WILL BE VOTED FOR ELECTION OF MANAGEMENT'S NOMINEES.

     The Board is not aware of any matters that will come before the meeting other than the vote on the election of six directors. If any other procedural matters come before the United meeting, the persons named on the enclosed white proxy card will have the discretion to vote on those matters using their best judgment.

     You may revoke any proxy that you give at any time before it is used to cast your vote. Simply showing up at the meeting will not automatically revoke your proxy. To revoke a proxy, you must either file a written notice of revocation with the United Corporate Secretary, or deliver a properly executed proxy with a later date to the United Corporate Secretary. The United Corporate Secretary will be in attendance at the meeting and, prior thereto, can be reached at the following address:

     Ralph L. Straw, Jr.
     Corporate Secretary
     United National Bancorp
     1130 Route 22 East
     Post Office Box 6000
     Bridgewater, New Jersey 08807-0010

     Election inspectors appointed for the meeting will tabulate the votes cast by proxy or in person at the meeting. The election inspectors will determine whether or not a quorum is present. The election inspectors will treat abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining a quorum where (1) proxies are marked as abstentions, (2) shareholders appear in person but abstain from voting, or (3) a broker indicates on a proxy that it does not have discretionary authority regarding certain shares.

Solicitation of Proxies

     In addition to using the mails, the directors, officers and employees of United may solicit proxies for the United meeting from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. United may retain a proxy-soliciting firm to assist it in soliciting proxies. If so, United would pay the proxy-soliciting firm a fee and reimburse it for certain out-of-pocket expenses. United will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. United will bear all costs of soliciting proxies for the United meeting.

Quorum

     At least a majority of the common stock issued and outstanding and entitled to be voted at the meeting must be present in person or by proxy to constitute a quorum.

                              ELECTION OF DIRECTORS

     United's Board of Directors is divided into three classes of approximately equal size. Directors are generally elected for three-year terms on a staggered-term basis, so that the term of office of one class will expire each year and the terms of office of the other classes will extend for additional periods of one and two years, respectively.

     In connection with our acquisition of Vista Bancorp, we added three directors to the Board during 2002 - Harold Curry, Barbara Harding and J. Marshall Wolff. In accordance with the Vista merger agreement, Mr. Curry's service as a director will end with this year's annual meeting. Also retiring as a United director this year is Antonia S. Marotta, who has served on our Board since 1994. We thank both for their service and wish them well.

     Shareholders will elect six directors at the meeting. In order to maintain nearly equal numbers of directors in each of our three classes, the Board has nominated five persons to serve as directors for three-year terms expiring in 2006 and one person, Mrs. Harding, to serve a one-year term expiring in 2004. Table I identifies the six persons nominated by the Board for election as directors. Table II identifies the individuals whose terms of office extend beyond the meeting.

     Unless a shareholder either indicates "withhold authority" on the white proxy card, or indicates on the white proxy card that his or her shares should not be voted for certain nominees, it is intended that the white proxy card be voted for all of the persons named in Table I to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

     Table I and Table II set forth the names and ages of the nominees for election to director, the directors whose terms extend beyond 2003, the other positions and offices presently held by each person within United, the period during which each person has served on the board of directors of United, the expiration of their respective terms, and the principal occupations and employment of each of them during the past five years.

                                     TABLE I
                        NOMINEES FOR ELECTION AS DIRECTORS

                                       Director                                Principal Occupation or
            Name                 Age     Since    Expiration                Employment for Past Five Years
------------------------------   ---   --------   ----------   ------------------------------------------------------
William T. Kelleher, Jr.......   51      1999(1)     2006      Partner, Kelleher & Moore, Attorneys At Law,
                                                               Somerville, New Jersey.

Charles N. Pond, Jr...........   51      1996        2006      Retired; formerly owner, operator, The Oil Peddler, Inc.
                                                               and General Manager, Hall Oil Company, Inc.

Arlyn D. Rus..................   62      1999(1)     2006      Vice Chairman of the Board, formerly Chairman,
                                                               President & CEO of Raritan Bancorp, Inc.

Ronald E. West................   52      1994        2006      General Manager, Prime Thermaco Corp., formerly,
                                                               information systems consultant, formerly Vice
                                                               President Operations, TAD Telecom, Inc.,

J. Marshall Wolff.............   56      2002(2)     2006      President, Kressler, Wolff & Miller, Insurance Agency

Barbara Harding...............   56      2002(2)     2004      Retired; formerly President of Vista Bancorp and Vista
                                                               Bank, N.A.

--------------
(1) Does not include prior service as a director of Raritan Bancorp, Inc. and Raritan Savings Bank. Raritan was merged into United on March 31, 1999 and Messrs. Kelleher and Rus were appointed to United's Board in connection with the Raritan merger. Mr. Kelleher and Mr. Rus had served as Raritan directors since 1980 and 1971, respectively.

(2) Does not include prior service as a director of Vista Bancorp and Vista Bank, N.A. Vista Bancorp was merged into United on August 21, 2002 and Mrs. Harding and Mr. Wolff were appointed to United's Board in connection with the merger. Mrs. Harding and Mr. Wolff had served as Vista directors since 1988, and 1998, respectively.

                                    TABLE II
             DIRECTORS WHOSE TERMS EXTEND BEYOND THE ANNUAL MEETING

                                       Director                                 Principal Occupation or
           Name                  Age    Since     Expiration                Employment for Past Five Years
------------------------------   ---   --------   ----------   -----------------------------------------------------
George W. Blank...............   63      1994        2004      President and Chief Executive Officer, The MedTech
                                                               Group, Inc.

C. Douglas Cherry. ...........   66      1993        2005      President and CEO, Cherry Weber & Associates, P.C.
                                                               (consulting engineers).

Thomas C. Gregor..............   57      1992        2005      Chairman of the Board, President and Chief Executive
                                                               Officer of United and Chairman of the Board and CEO
                                                               of UnitedTrust.

John R. Kopicki...............   59      1993        2004      Senior Vice President - Clinical Services, Solaris
                                                               Health Systems, formerly Executive Vice President of
                                                               Muhlenberg Regional Medical Center
John W. McGowan III...........   50      1996        2004      Attorney and Director; Herold and Haines, PA (law
                                                               firm). Specializing in corporate transactions and
                                                               bank lending matters.

Patricia A. McKiernan.........   64      1996        2005      Executive Vice President, Hunterdon Medical Center
                                                               Foundation, a charitable foundation.

Paul K. Ross..................   53      1998        2004      Principal, Ross, Rosenthal & Co., L.L.P., Managing
                                                               Partner, Ross Holding & Management Co.

David R. Walker...............   67      1994        2005      Retired, formerly consultant and previously Vice
                                                               Chairman, Bollinger, Inc. (insurance agency).

George J. Wickard.............   71      1993        2005      Retired; formerly Vice President and General Manager,
                                                               United Telephone of New Jersey

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     United's Board of Directors had ten regular meetings in 2002.

     United's Board is mindful of its corporate governance obligations and has made appropriate changes to meet all current requirements under the Sarbanes-Oxley Act and the rules applicable to companies traded on the Nasdaq Stock Market. Among other things we have taken steps to ensure that all directors serving on our committees handling audit, nomination and compensation functions are "independent" under the relevant current definitions.

     United has a standing Audit Committee, and a standing Nomination / Compensation Committee. United compensation matters are addressed by the four-member Nomination / Compensation Committee and by the same four directors in their capacity as the Committee for the Administration of the Equity Plan. For ease of reference, in this proxy statement we refer to these committees by the function in which they serve -- Audit, Nomination or Compensation, as the case may be.

     Audit. Our Audit Committee supervises internal audits of United and UnitedTrust, reviews reports of internal and external auditors engaged by United and UnitedTrust, and makes recommendations for changes in relevant systems and policies. The audit committee directly approves the compensation, appointment and oversight of the work of the Company's independent outside auditors. The independent audit firm reports directly to the Audit Committee. The members of the committee, which met five times during 2002, are Mr. Wickard (Chairman) and Messrs. Cherry and Pond, and Mrs. McKiernan. Each of the members of the Audit Committee is independent as such term is defined by the rules of the Nasdaq National Market.

     Nomination. This committee makes recommendations with respect to nominees for election to the Board of Directors at the Annual Meeting of Shareholders and nominees to fill vacancies in the Board membership between meetings. The committee has not established specific procedures for receiving recommendations from shareholders for nominees for election to the Board of Directors, but will consider any such recommendations brought to the attention of the committee. Members of the committee, which met twice during 2002, are Messrs. Blank (Chairman), Kopicki, Ross and West.

     Compensation. This committee sets guidelines for and makes recommendations to the full Board with respect to officer compensation and has full power and discretion to interpret and administer United's Long Term Stock Based Incentive Plan. The committee establishes selection guidelines and selects eligible persons for participation in the Plan. Members of the committee, which met six times during 2002, are Messrs. Blank (Chairman), Kopicki, Ross and West.

     All Directors attended no fewer than 75% of the total number of meetings held by the United Board and all committees of the Board on which they served (during the period they served) in 2002, except Mrs. Harding, who missed one of the three board meetings held during 2002 after the August closing of the Vista merger, for a 67% attendance record.

                             DIRECTORS' COMPENSATION

     The Directors of United receive a retainer of $5,000 per year. In addition, the United Directors receive $500 for each Board and $450 for each committee meeting attended. Mr. Blank received an additional $3,000 as Chairman of the Compensation Committee, and Mr. Wickard received an additional $4,000 as Chairman of the Audit Committee.

     United maintains a 2001 Non-Employee Director Long Term Equity Plan which provides for the issuance of United stock pursuant to awards made by a committee consisting of non-employee directors, as defined by Rule 16b-3 under the Securities Exchange Act. In 2002, each director was awarded 2000 shares under the plan with respect to United's performance in 2001. Because United failed to meet its performance goals in 2002, no shares were awarded under the plan for 2002.

     In 2001, United established a deferred compensation plan for non-employee directors. A participating director may defer up to 100% of his/her monthly board fees and/or retainer into the deferred compensation plan. Amounts deferred earn interest at a rate determined annually in accordance with the following: the interest rate will be equal to the greater of (i) 8% or (ii) the annual rate of return on equity for UnitedTrust for the immediately preceding year minus 5%, provided, however, that (ii) shall only be applicable if UnitedTrust's equity-to-asset ratio for the year is 8% or greater. At retirement, the benefit under the plan is payable in the form of a monthly annuity for 10 years. In the event of the director's disability prior to attainment of his or her benefit eligibility date, the director may request that the Board permit him or her to receive an immediate disability benefit equal to the annuitized value of the director's deferral account and payable monthly over a 10-year period. In the event of a director's death prior to attainment of his benefit eligibility date, the director's beneficiary is entitled to a monthly survivor benefit payable for a 10 year period. The deferred compensation plan also provides a $10,000 death benefit payable to the director's beneficiary. Presently, eight non-employee directors of United are participating in the deferred compensation plan.

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of January 31, 2003, the number of shares of United's outstanding Common Stock beneficially owned by the Directors of United, the nominees for Director, the executive officers of United for whom individual information is required to be set forth in this Proxy Statement ("Named Officers") pursuant to the regulations of the SEC, all Directors and executive officers of United as a group, and each person or group known by United to be the beneficial owner of more than 5% of United's outstanding common stock.

                                                                                    Percent of
                                                                No. of Shares      Outstanding
Name                                                          Beneficially Owned     Shares
-----------------------------------------------------------   ------------------   -----------
George W. Blank............................................       16,282(1)              *
C. Douglas Cherry..........................................       24,098(2)              *
Harold J. Curry............................................      107,866(3)              *
Warren R. Gerleit..........................................       71,059(4)              *
Thomas C. Gregor...........................................      147,380(5)              *
Barbara Harding............................................       13,552(6)              *
William T. Kelleher, Jr....................................       78,477(7)              *
John R. Kopicki............................................       11,089(8)              *
Antonia S. Marotta.........................................       17,420(9)              *
John W. McGowan III........................................       10,210(10)             *
Patricia A. McKiernan......................................        9,789(11)             *
Charles N. Pond, Jr........................................      225,830(12)          1.18
Paul K. Ross...............................................       19,002(13)           *
Arlyn D. Rus...............................................      205,779(14)          1.07
Alfred J. Soles............................................          544(15)
Ralph L. Straw, Jr.........................................       27,065(16)             *
Richard G. Tappen..........................................       13,445(17)             *
David R. Walker............................................       49,544(18)             *
Ronald E. West.............................................       14,855(19)             *
George J. Wickard..........................................       14,958(20)             *
J. Marshall Wolff..........................................       12,927(21)
Directors and Executive Officers as a Group (28 persons)...    1,207,779(22)(23)      6.32%

5% Shareholders
The Trust Company of New Jersey............................    1,163,025(24)          6.08%
   35 Journal Square
   Jersey City, NJ 07306

----------
*    Less than one percent.

(1) Of this total, 7,904 shares are held by Mr. Blank and he has the right to acquire an additional 8,378 shares pursuant to options exercisable within 60 days. Of the shares beneficially owned by Mr. Blank, 1,022 shares are held by Mr. Blank's wife and 1,670 shares are held in trust for Mr. Blank's grandchildren.

(2) Of this total, 13,609 shares are held by Mr. Cherry and he has the right to acquire an additional 10,489 shares pursuant to options exercisable within 60 days.

(3) Of this total, 107,866 shares are held by Mr. Curry. Of these shares, beneficially owned by Mr. Curry, 32,944 shares are held by Mr. Curry's wife.

(4) Of this total, 36,139 shares are held by Mr. Gerleit and he has the right to acquire an additional 34,920 shares pursuant to options exercisable within 60 days.

(5) Of this total, 43,536 shares are held by Mr. Gregor and he has the right to acquire an additional 103,844 shares pursuant to options exercisable within 60 days. Of the shares beneficially owned by Mr. Gregor, 3,298 shares are held by Mr. Gregor's wife.

(6) Of this total, 13,552 shares are held by Mrs. Harding. Of these shares beneficially owned by Mrs. Harding, 983 shares are held by Mrs. Harding's husband.

(7) Of this total, 73,581 shares are held by Mr. Kelleher and he has the right to acquire an additional 4,896 shares pursuant to options exercisable within 60 days.

(8) Of this total, 2,711 shares are held by Mr. Kopicki and he has the right to acquire an additional 8,378 shares pursuant to options exercisable within 60 days.

(9) Of this total, 5,507 shares are held by Mrs. Marotta and she has the right to acquire an additional 11,913 shares pursuant to options exercisable within 60 days.

(10) Of this total, 2,864 shares are held by Mr. McGowan and he has the right to acquire an additional 7,346 shares pursuant to options exercisable within 60 days.

(11) Of this total, 3,080 shares are held by Mrs. McKiernan and she has the right to acquire an additional 6,709 shares pursuant to options exercisable within 60 days.

(12) Of this total, 215,824 shares are held by Mr. Pond and he has the right to acquire an additional 10,006 shares pursuant to options exercisable within 60 days. Of the shares beneficially owned by Mr. Pond, 46,950 shares are held by Mr. Pond's wife.

(13) Of this total, 5,830 shares are held by Mr. Ross and 7,574 shares are held in a Trust for which Mr. Ross is beneficiary and he has the right to acquire an additional 5,598 shares pursuant to options exercisable within 60 days.

(14) Of this total, 200,883 shares are held by Mr. Rus and he has the right to acquire an additional 4,896 shares pursuant to options exercisable within 60 days. Of the shares beneficially owned by Mr. Rus, 75,126 shares are held by Mr. Rus's wife.

(15) Of this total, 544 shares are held by Mr. Soles.

(16) Of this total, 11,879 shares are held by Mr. Straw and he has the right to acquire an additional 15,186 shares pursuant to options exercisable within 60 days.

(17) Of this total, 5,950 shares are held by Mr. Tappen and he has the right to acquire an additional 7,495 shares pursuant to options exercisable within 60 days.

(18) Of this total, 39,055 shares are held by Mr. Walker and he has the right to acquire an additional 10,489 shares pursuant to options exercisable within 60 days. Of the shares beneficially owned by Mr. Walker, 571 shares are held by Mr. Walker's wife.

(19) Of this total, 2,942 shares are held by Mr. West and he has the right to acquire an additional 11,913 shares pursuant to options exercisable within 60 days.

(20) Of this total, 9,570 shares are held by Mr. Wickard and he has the right to acquire an additional 5,088 shares pursuant to options exercisable within 60 days.

(21) Of this total, 12,927 shares are held by Mr. Wolff. Of these shares beneficially owned by Mr. Wolff, 4,151 shares are held by Kressler, Wolff & Miller.

(22) The total of 1,207,779 shares includes 233,965 shares held jointly or individually by spouses and/or other members of the household of the directors and all executive officers.

(23) The total unnamed executive officers have the right to purchase 78,307 shares pursuant to options exercisable within 60 days.

(24) Information derived from Schedule 13D/A dated November 26, 2002 and filed by the Trust Company of New Jersey with the SEC on or about November 26, 2002.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes all compensation earned in the past three years for services performed in all capacities for United and UnitedTrust with respect to the Named Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                Long Term Compensation
                                                                         -----------------------------------
                                               Annual Compensation          Securities
                Name and                   ---------------------------      Underlying          All Other
           Principal Position              Year   Salary($)   Bonus($)   Options /SARs (#)   Compensation ($)
----------------------------------------   ----   ---------   --------   -----------------   ----------------
Thomas C. Gregor........................   2002    358,950       --           24,000             5,720(2)
   Chief Executive Officer of              2001    335,750    167,875          8,600             9,470(3)
   United and UnitedTrust                  2000    322,500       --           20,000             5,890(4)
Warren R. Gerleit.......................   2002    225,000       --           15,000             5,632(2)
   Vice President of United and            2001    200,000    100,000          5,000             9,220(3)
   President and Chief Operating           2000    190,000       --           10,000             5,390(4)
    Officer of UnitedTrust
 Alfred J. Soles........................   2002    180,000     22,400         8,000              5,220(2)
   VP & Treasurer of United and            2001    165,000     49,000           --                 326(3)
   Executive VP & Chief Financial
   Officer of UnitedTrust

Richard G. Tappen.......................   2002    167,000       --            7,500             4,895(2)
   Executive VP, Real Estate               2001    159,000     43,000          2,000             8,220(3)
   Group of UnitedTrust                    2000    152,000       --            6,000             4,440(4)
Ralph L. Straw, Jr. ....................   2002    165,000     12,375          7,500             4,829(2)
   VP, General Counsel & Secretary of      2001    157,500     47,000          2,000             8,596(3)
   United and Executive VP, Secretary      2000    150,000       --            5,200             4,390(4)
   and General Counsel of UnitedTrust

----------
(1)  No Named Officers held restricted stock as of December 31, 2002.

(2) The amounts shown represent UnitedTrust's 2002 contribution on behalf of the executive to the 401(k) Plan (Mr. Gregor--$5,000; Mr.
       Gerleit--$4,912; Mr. Soles--$4,500; Mr. Tappen--$4,175; and Mr.
       Straw--$4,109) and term life insurance premiums paid for the executive by UnitedTrust (Mr. Gregor--$720; Mr. Gerleit--$720; Mr. Soles--$720; Mr. Tappen--$720; and Mr. Straw--$720).

(3) The amounts shown represent UnitedTrust's 2001 contribution on behalf of the executive to the 401(k) Plan (Mr. Gregor--$8,750; Mr. Gerleit--$8,500; Mr. Soles--$---; Mr. Tappen--$7,500; and Mr. Straw--$7,876) and term life insurance premiums paid for the executive by UnitedTrust (Mr. Gregor--$720; Mr. Gerleit--$720; Mr. Soles--$326; Mr. Tappen--$720; and Mr. Straw--$720).

(4) The amounts shown represent UnitedTrust's 2000 contribution on behalf of the executive to the 401(k) Plan (Mr. Gregor--$5,250; Mr. Gerleit--$4,750; Mr. Tappen--$3,800; and Mr. Straw--$3,750) and term life insurance premiums paid for the executive by UnitedTrust (Mr. Gregor--$640; Mr. Gerleit--$640; Mr. Tappen--$640; and Mr. Straw--$640).

Option Grants in 2002

     The following table shows the options granted to Named Officers in 2002, and their potential value at the end of the option term, assuming certain levels of appreciation of United's Common Stock. United has not awarded any stock appreciation rights (SARs) to its executive officers.

              OPTION/SAR GRANTS IN LAST FISCAL YEAR (to be updated)

                                                  Individual Grants            Potential Realizable
                                        ------------------------------------    Value at Assumed
                                         Percent of                              Annual Rates of
                          Number of        Total                                   Stock Price
                         Securities     Options/SARs   Exercise                 Appreciation for
                         Underlying      Granted to     or Base                  Option Term(1)
                        Options/SARs    Employees in    Price     Expiration   -------------------
       Name               Granted (#)    Fiscal Year    ($/Sh)       Date       5% ($)    10% ($)
---------------------   -------------   ------------   --------   ----------    -------   -------
Thomas C. Gregor.....     24,000(2)          15%        22.050       3/1/12     332,811   843,409
Warren R. Gerleit....     15,000(2)          10         22.050       3/1/12     208,007   527,130
Richard G. Tappen....      7,500(2)           5         22.050       3/1/12     104,003   263,565
Ralph L. Straw, Jr...      7,500(2)           5         22.050       3/1/12     104,003   263,565
Alfred J. Soles......      8,000(2)           5         22.050       3/1/12     110,937   281,136

--------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and the 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of United's stock price.

(2) These options become exercisable at the rate of 50% on March 1, 2004, 25% on March 1, 2005 and 25% on March 1, 2006.

                                   ----------

     The following table shows options exercised during 2002, and the value of unexercised options held at year-end 2002, by the Named Officers. United does not use SARs as compensation.

                     AGGREGATED OPTIONS/SAR EXERCISES IN THE
                  LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                        Number of Securities
                                                       Underlying Unexercised      Value of Unexercised In-
                           Shares                            Options at             The-Money Options/SARs
                        Acquired on        Value         Fiscal Year-End (#)        at Fiscal Year-End ($)
        Name            Exercise (#)   Realized ($)   Exercisable/Unexercisable   Exercisable/Unexercisable
---------------------   ------------   ------------   -------------------------   -------------------------
Thomas C. Gregor.....      10,000        122,680            99,604/46,840               652,562/95,947
Warren R. Gerleit....       8,335         92,769            33,622/26,398               190,888/52,903
Richard G. Tappen....          --             --             6,409/13,586                 4,425/26,705
Ralph L. Straw, Jr...       3,992         42,475            14,100/13,186                37,078/25,445
Alfred J. Soles .....          --             --                 --/8,000                     --/8,000

Pension Plan

     UnitedTrust has a regular Pension Plan under which executive officers and salaried employees may qualify under essentially the same standards. The annual pension payable under the Pension Plan is equal to the sum of:

          (1) The employee's accrued benefit as of December 31, 1986 (1.1875% of 1986 basic compensation, plus 0.5% of such compensation in excess of $7,800; all multiplied by the number of years of credited service as of December 31, 1986); plus

          (2) From January 1, 1987 through December 31, 1988, and for each year after December 31, 1988 in which the employee has less than 35 years of benefit accruals, 1.5% of basic compensation for such year, plus 0.5% of such compensation in excess of $7,800; plus

          (3) For each year after December 31, 1988 in which the employee has 35 or more years of benefit accruals, 2% of basic compensation for such year.

     In 1994, a statutory compensation limit became effective for pension plans. The limitation is increased periodically by the government. In 2002, the limitation is $200,000. As a result of an assumed change in the statutory limit differing from the actual change, Mr. Gregor's benefits declined when compared to last year. Please note that the assumed rate of increase in executive officer salaries remained at 4%, and the assumed rate of increase in the statutory compensation limit remained at 3%.

     The estimated annual benefits payable upon retirement at normal retirement age (65) to the Named Officers are:

                                     Estimated Annual Benefits
                                     -------------------------
                                     Assuming 4%
                                        Annual     Assuming No
                                        Salary        Salary
             Name                     Increases     Increases
----------------------------------   -----------   -----------
Thomas C. Gregor..................     $69,101       $65,512
Warren R. Gerleit.................      79,163        72,817
Alfred J. Soles...................      65,264        50,269
Richard G. Tappen.................      71,074        57,203
Ralph L. Straw, Jr. ..............      41,048        39,245

Supplemental Executive Retirement Plan

     United has adopted a non-tax qualified retirement plan, or SERP, for certain of its executives to supplement the benefit such executives can receive under United's 401(k) and defined benefit pension plan. The SERP is designed to provide a benefit (less the benefits estimated to be provided under the tax-qualified plans) that is equal to 60% of the executive's final salary (or 70%, in the case of the benefits provided to Messrs. Gregor and Gerleit). The benefit is payable over a period of 15 years. In the case of an executive's involuntary termination of employment for any reason (other than for cause, death or disability) or voluntary termination of employment in connection with a change in control, the executive is entitled to a benefit payable at age 65 (the Benefit Age) equal to the full retirement benefit that he or she would have received had he or she remained in the employ of United or UnitedTrust and retired at his or her Benefit Age. In the event of the executive's request to receive an immediate disability benefit, in lieu of a retirement benefit, such benefit will be payable, beginning 30 days following the executive's request, in a lump sum. In the event of the executive's death while employed, the SERP provides a survivor's benefit equal to the benefit payable to the executive as if the executive remained employed until his or her Benefit Age. The SERP also provides a $10,000 death benefit payable to the executive's beneficiary. In the event that the executive makes a timely election, he or she can receive his or her retirement benefit in a lump sum instead of an annuity. United and the executives have established trusts which generally have purchased life insurance policies on the lives of the executives in order to fund the benefit obligation under the SERP. The SERP has eight participants, including Messrs. Gregor, Gerleit, Soles, Tappen and

Straw. The estimated pre-tax benefit payable upon retirement at the executives' benefit eligibility date is $242,917, $121,015, $79,342, $68,574 and $103,175, for Messrs. Gregor, Gerleit, Tappen, Straw and Soles, respectively.

Death Benefit Only Plan

     United has established a death benefit only, or DBO, plan for certain officers who are not participants in the SERP. The DBO plan provides that in the event a participant dies prior to retirement, or in the event that a participant's employment is involuntarily terminated prior to retirement for any reason (other than for cause) and the participant dies prior to attaining retirement age, the participant's beneficiary will be entitled to a lump sum benefit equal to the difference between what the participant is projected to receive from the tax-qualified plans sponsored by United if the participant had remained employed by United or UnitedTrust until retirement age, and the amount the participant actually receives under the tax-qualified retirement plans. The benefit under the DBO plan is payable in a lump sum. The DBO plan also provides a $10,000 death benefit payable to the executive's beneficiary, provided, however, that no additional $10,000 death benefit will be available under the DBO plan if the executive is entitled to such a benefit as a participant in the Deferred Compensation Plan or the bonus plan. The DBO plan has four participants. United has established a non-qualified grantor trust which has purchased life insurance policies on the lives of the executives in order to fund the benefit obligation under the DBO plan. For the 2002 fiscal year, United was not required to accrue a contribution to the DBO plan.

Employment, Termination of Employment and Change of Control Arrangements

     United has entered into employment and change-in-control agreements with nine executive officers, including the five Named Officers. Each agreement provides for the employment of the executive for an initial three year term, and is renewable if not terminated for successive five year terms. Under each of the agreements, the executive is entitled to participate in all incentive compensation and stock award plans, all pension, profit sharing or other retirement plans, and all medical, disability and life insurance plans made available to other executives of United. Such plans may not be terminated or altered in a manner adverse to the executive following a change in control of United, as defined in the agreement.

     Each agreement also provides for the following compensation upon termination of the executive's employment: upon the executive's death up to six months' current W-2 compensation to the extent that United has not provided life insurance with benefits equal to 200% of the executive's current W-2 compensation; upon termination due to disability, up to six months' base salary to the extent that United has not provided disability insurance with benefits equal to 100% of the executive's current W-2 compensation; if the termination is by United due to the executive's poor performance (which form of termination is only permitted prior to a change in control), one year's current W-2 compensation; if the termination is by United without cause prior to a change in control, two years' current W-2 compensation; if the termination is by United without cause after a change in control or after a change in control the executive resigns for good reason (generally defined to include material reductions in the executive's status or benefits), a lump sum equal to (x) the cash value (determined by a formula) of any stock options, restricted stock or other stock plan awards from United to the executive which are not vested on the date of the termination, plus (y) a multiple (2.99 for Mr. Gregor and Mr. Gerleit and 2.0 for the other executives) of the average W-2 compensation (including base salary and bonus) paid to the executive during the five year period prior to the change in control. The agreements contain gross-up provisions. If an excise tax is payable with respect to benefits payable under
Section 4999 of the Internal Revenue Code because the amounts are deemed to constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code, United will make additional payments to provide the officer with the benefits he would have received in the absence of that excise tax. United will not be entitled to a Federal income tax deduction for any excess parachute payments, including any additional amounts paid pursuant to the gross-up provisions of the agreements.

     Each agreement defines "change in control" generally to mean any of the following: (1) any person or group (other than United) acquires 25% or more of United's and/or UnitedTrust's voting securities or all or substantially all of its assets; (2) United and/or UnitedTrust agrees to merge with an unaffiliated entity and (a) United's or UnitedTrust's directors immediately prior to such merger will constitute less than a majority of the directors of the surviving entity or (b) less than 75% of the outstanding voting securities of the surviving entity will be beneficially owned by the shareholders of United immediately prior to the merger; (3) United and/or UnitedTrust agrees to transfer all or substantially all of its assets, other than to a wholly-owned subsidiary of United; or (4) a majority of the directors of either United or UnitedTrust are persons who were not (a) directors immediately prior to the merger ("current members"), (b) nominated by the affirmative vote of a majority of the current members at the time of their nomination ("future designees") or
(c) nominated by the affirmative vote of a majority of the current members and future designees, taken as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires United's directors and executive officers to file reports of holdings and transactions in United's Common Stock with the SEC. Based on United's review of all reports furnished to it for 2002 pursuant to Section 16(a), United believes all of the reports required to be filed under Section 16(a) were filed on a timely basis with respect to United's fiscal year ended December 31, 2002.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     At times during 2002, each of the following directors served on the Compensation Committee: Messrs. Blank, Kopicki, McGowan, Ross, West and Wickard and Mrs. Marotta. The current members of the Compensation Committee are Messrs. Blank (Chairman), Kopicki, Ross and West.

     John W. McGowan III is a principal in a law firm which performed legal services for UnitedTrust during 2002 and will continue to perform services for UnitedTrust in 2003. During 2002, Mr. McGowan's law firm was paid $50,246 by UnitedTrust and $32.071 directly by customers of UnitedTrust for the law firm's representation of UnitedTrust regarding loan transactions with such customers.

                              CERTAIN TRANSACTIONS

     In addition to those matters described above under the caption "Compensation Committee Interlocks And Insider Participation," directors and officers of United and their associates were customers of and had transactions with UnitedTrust in the ordinary course of business during the year ended December 31, 2002. Similar transactions may be expected to take place with United's subsidiaries in the future. Outstanding loans and commitments made by UnitedTrust in transactions with United's directors and officers and their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2002 with management and with the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).

     The Audit Committee has received the written disclosures and the letter from our independent accountants, KPMG LLP, required by Independence Standards Board No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with KPMG the issue of KPMG's independence from United.

     Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in United's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                           George J. Wickard, Chairman
                                C. Douglas Cherry
                              Patricia A. McKiernan
                              Charles N. Pond, Jr.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     We use a performance-based bonus program to determine bonuses for all executive officers of United. We set specific, measurable goals to be attained by both United and the individual officer. At year end, the performance of both United and the officer are measured and bonuses are determined using a matrix under which the performance of United and the officer each contribute to the bonus available for that officer. Specified levels of performance must be met by both United and the officer before any bonus is payable.

     In addition, United makes available to all employees, including Named Officers, a 401(k) Plan pursuant to which the employees may make contributions and United may match such contributions, up to a maximum match of 5% of the employee's compensation. In 2002, United undertook to match 50% of each employee's contribution (up to the 5% compensation cap) and to match an additional 50% (subject to the cap) if United met its approved budget for the year. The budget was not met and only 50% of employee contributions were matched in 2002.

     During 2002, Mr. Gregor served as Chairman and Chief Executive Officer of UnitedTrust, and Chairman, President and Chief Executive Officer of United. We set Mr. Gregor's base salary for 2002 based upon his performance in executing his responsibilities in those positions in 2001 and the performance anticipated from him in 2002 and future years. In addition, we considered national executive compensation statistics for organizations of similar size. We also considered the objectives set for United for 2001, the overall performance of United and Mr. Gregor's ability to develop and motivate employees to meet United's short- and long-term objectives. The financial measures used to determine Mr. Gregor's performance on the matrix were the achievement of projected budget results, the completion of specified corporate projects for 2002 within time and within budget results, the achievement of specified minimum financial ratios, the achievement of specified goals with respect to United's internal quality program, financial performance and growth, and competitive considerations.

     Specifically included in the financial measures referred to above and considered by the Compensation Committee were return on equity, or ROE, net interest margin, or NIM, and the efficiency ratio. ROE for 2002 was 10.28, as compared to 16.25 and 20.48 for 2001 and 2000, respectively. United's peer group ROE comparative median ratios were 15.93, 14.05 and 14.38. NIM for 2002, 2001 and 2000 for United was 4.02, 4.04 and 3.65, respectively. Comparatively, United's peer group median numbers were 4.20, 4.01 and 4.29, respectively. United's efficiency ratio in 2002, 2001 and 2000, respectively, was 61.18, 57.34 and 58.60. For the peer group, the median ratios were 56.67, 56.68 and 58.19, respectively. In evaluating these financial measures, we also considered the impact of corporate initiatives including mergers and de novo branch openings for which the foregoing numbers have not been adjusted.

     With respect to 2002 compensation for other executive officers, we based our actions on the duties and responsibilities of the officer in question, the performance of United and of the particular officer in 2001, the performance anticipated from the officer in 2002 and future years, and competitive factors. Based upon United's performance-based bonus program, described above, bonuses for each executive officer were set based on a matrix, which in turn was based on goals set for the senior officer and for United as a whole. The CEO sets the goals for each executive officer. Based on the fact that United failed to meet its performance goals in 2002, only limited bonuses were paid to two of the five named officers in 2002.

     Another compensation tool which we use to relate executive compensation to the performance of United and UnitedTrust Bank as a whole is United's 2001 Officer Long Term Equity Plan. Mr. Gregor was awarded options to acquire 24,000 shares of United Common Stock pursuant to this plan in 2002, based on his 2001 performance, and the other Named Officers were awarded a total of 38,000 options under this plan in 2002, again based on their 2001 performance.

     Detailed information related to the compensation of the Named Officers is shown in the compensation tables above.

     Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation for the five highest paid officers. Deductible compensation for those officers is limited to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation which has been approved by shareholders. Based on 2002 salaries, profit-sharing awards and incentive plan awards, United does not expect any of its executive officers to exceed the $1 million deductibility threshold during the 2003 tax year.

                            George W. Blank, Chairman
                                 John R. Kopicki
                                  Paul K. Ross
                                 Ronald E. West

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total return on a hypothetical $100 investment made on December 31, 1997 in: (a) United's Common Stock; (b) the NASDAQ Banks Index; and (c) the SNL Securities Banks with $1B to $5B in Assets Index. The graph is calculated assuming that dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.

                               [PERFORMANCE GRAPH]

                               TABLE RETURN INDEX

                                       CRSP Index for
                             United      NASDAQ Stock
SNL SECURITIES BANKS with   National        Market
     $1B-5B in Assets       Bancorp.   (U.S. Companies)
-------------------------   --------   ----------------
   12/31/97      100.0        100.0          100.0
   12/31/98       98.1         97.0          141.0
   12/31/99       88.3        101.5          261.5
   12/31/00       97.5         91.8          157.4
   12/31/01      115.6        119.4          124.9
   12/31/02      130.4        118.8           86.3

              SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS

     New Jersey corporate law requires that the notice of a shareholders' meeting (for either an annual or special meeting) specify the purpose or purposes of the meeting. Notices for our annual meetings always specify that election of directors is one purpose of the meeting. However, shareholder proposals (as opposed to shareholder nominations for directors) must be specifically referred to in United's notice of shareholders' meeting for such proposal to be validly considered at an annual meeting of United.

     Any United shareholder that wishes to have a proposal included in United's notice of shareholders' meeting, proxy statement and proxy card for its 2004 annual meeting must submit the proposal to United by the applicable deadline.
The deadline is November   , 2003, subject to change as noted below.

     If United changes its 2004 annual meeting date to a date more than 30 days from the date of the 2003 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before United begins to print and mail its proxy materials. If United changes the date of the 2003 annual meeting in a manner which alters the deadline, United will so state under
Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change.

     Lawrence B. Seidman, a shareholder of United, has stated orally and in writing to the Chairman and other members of the Board that he plans to nominate a slate of directors to run in opposition to management's slate of directors at the 2003 annual meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

          KPMG LLP served as United's independent public accountants for the fiscal years ended December 31, 2002, 2001 and 2000. Representatives of KPMG will be present at the meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions. KPMG also will serve as United's independent public accountants for the fiscal year ending December 31, 2003.

          The fees billed for services rendered for United by KPMG for the year 2002 were as follows:

Audit Fees.........................................   $232,500
All Other Fees:
   Tax Services (1)................................    144,400
   Audit Related Fees (2)..........................    171,200
                                                      --------
      Total All Other Fees.........................    315,600
                                                      --------
Total Fees Billed by KPMG for Year 2002 Services...   $548,100
                                                      ========

(1) Includes $45,900 of tax advisory services relating to the Vista transaction.
(2) Includes $86,500 of professional services relating to the Vista transaction.

          The Audit Committee of the Board of Directors has considered whether the provision of the services covered under the caption "All Other Fees" above is compatible with maintaining KPMG's independence, and has concluded that such provision of services is compatible.

          WHETHER YOU INTEND TO BE PRESENT AT THE MEETING OR NOT, YOU ARE URGED TO RETURN THE SIGNED WHITE PROXY CARD PROMPTLY.

                                           By Order of the Board of Directors of
                                           UNITED NATIONAL BANCORP


                                           Thomas C. Gregor
                                           Thomas C. Gregor
                                           Chairman of the Board

Bridgewater, New Jersey
March   , 2003

                                                                     APPENDIX 1

                             UNITED NATIONAL BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                             MEETING OF SHAREHOLDERS

                                 APRIL 15, 2003

The undersigned hereby appoints Joanne F. Herb, Charles E. Nunn and A. Richard Abrahamian, and each of them with full powers of substitution and revocation, to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all shares of Common Stock of United National Bancorp (the 'Corporation'), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 15, 2003 at 10:00 a.m. at the Raritan Valley Community College, Grand Conference Room, Route 28 & Lamington Road, North Branch, New Jersey , or at any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby instructs said attorneys and proxies to vote as indicated herein. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as set forth on the reverse.

THE PROXY IS REVOCABLE AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY (IF SIGNED) WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR DIRECTOR.

(Please sign proxy on reverse side and return in enclosed envelope.)

(THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL SIX OF ITS NOMINEES FOR DIRECTOR LISTED BELOW)

1. To elect six (6) members to the Board of Directors of the Corporation to terms expiring in the year set forth in parentheses next to their names.

_____ FOR all nominees

_____ WITHHOLD AUTHORITY for all nominees

_____ *EXCEPTIONS

Nominees: WILLIAM T. KELLEHER, JR. (2006) CHARLES N. POND, JR. (2006) ARLYN D. RUS (2006) RONALD E. WEST (2006) J. MARSHALL WOLFF (2006) BARBARA HARDING (2004)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE 'EXCEPTIONS' BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*EXCEPTIONS____________________________________________________________________

2. At their descretion, the proxies are authorized to consider and vote upon such other business as may properly come before the Meeting or any adjournment thereof.

                                                  CHANGE OF ADDRESS AND/
                                                  OR COMMENTS MARK HERE

                                          Please sign exactly as your name
                                          appears hereon. When signing in a
                                          representative capacity, please give
                                          full title.

                                          Date:                           , 2003
                                                --------------------------

                                          --------------------------------------
                                          Signature


                                          --------------------------------------
                                          Signature

                                          VOTES MUST BE INDICATED
                                          (X) IN BLACK OR BLUE INK.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.